Exhibit 99.1

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Exhibit 99.1

[LOGO]

Forward-Looking Statements Looking Statements Caution

This presentation contains forward- looking statements. The actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its Registration Statement on Form S-1 and S-3 and periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company’s Investor Relations Department.

VCampus in Comparison

	Business	Primary Strengths	Primary market focus	Implement in days; no hardware required	Built for web: scalable; reliable; not client-server	Usage- based pricing model	At-a-click course library of >3k courses	Technical end-user support included
VCampus	ASP Hosting	Web-based, all—in-one system, real library	Diversified	☒	☒	☒	☒	☒
GeoLearning	ASP Hosting	Web-based, midrange LMS features	Corporate, Government	☒	☒
eCollege	ASP Hosting	audience featuresCollege	Academic	☒	☒
Digital Think	Courseware Development	Course design	Corporate	☒	☒	☒

SkillSoft	Content Sales	Soft skills and IT courses	Corporate, Government	☒			☒
Plateau	Software sales	Enterprise LMS features	Corporate, Government					☒
Pathlore	Software Sales	Midrange LMS features	Corporate					☒
Saba	Software sales	Enterprise LMS features	Corporate					☒
Meridian KSI	Software	Midrange LMS	Government					☒
Sales	features
Click2Learn	Software Sales	Enterprise LMS features	Corporate				☒
THINQ	Software Sales	Enterprise LMS features	Corporate				☒
Docent	Software sales	Enterprise LMS features	Corporate				☒

Customer Successes

• Largest customer — Park University

• 14.5% revenue growth per quarter over the past year — 48% annual growth rate

• Driven by increased registrations and increased number of courses

• Launched MBA online last fall

• Security Course: Federal Agency

• 17,000 employees within 30 days

• Mandatory course; 98% compliance

• Model for other government agencies

• Department of Veterans Affairs - $1.2mm contract

VCampus Revenue Growth Strategy

VCampus target customers:

Large audiences	+	Required training	+	Paid for by a third party
• Employees of government institution or corporation • Students of a distance education school		• Training required by government or employer (e. g., sexual harassment; “Welcome to Our Company”; mandatory certification training)		• Paid directly by employer • Or through tuition assistance programs

Examples:

Ethics training course required every year for every GSA employee

Office Ergonomics course required of every employee by insurance company customer

Revenue per Course Delivery Has Improved Dramatically

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• Management focus on raising revenue per delivery

• Alignment of pricing structure and sales tactics

• Elimination of low-priced contracts

Revenue per Client Grows Over Time

[CHART]

Financial Outlook for 2003

• Revenue expected to grow over 30%

• Maintain balanced mix of revenue from commercial, government and education markets

• Operations turn cash flow positive at approximately $2.5 3 million revenue per quarter

• Continued investment in platform enhancements to capture higher education market; sales and marketing to build new business

• Management goal to achieve financial profitability by year-end